EXHIBIT F

                   AGREEMENT OF LIMITED PARTNERSHIP


                                  OF


                INTERNATIONAL DIGITAL INVESTORS, L.P.



                              DATED:  NOVEMBER 21, 1995

                                  TABLE OF CONTENTS



                       ARTICLE 1
                       Defined Terms ................    1

       1.1   Definitions ..........................      1

                        ARTICLE 2
                        Formation   ..................  9

       2.1   Certificate      ........................  9
       2.2   Partners    .............................  9
       2.3   Name .................................... 10
       2.4   Principal Office of Partnership . . ..... 10

                         ARTICLE 3
             Purpose and Powers of the Partnership  . 10

       3.1   Purpose ..................................10
       3.2   Powers  ................................. 10

                          ARTICLE 4
                           Term   .................... 10

       4.1   Term of Partnership   ................... 10

                           ARTICLE 5
                       Partners' Capital   ........... 10

       5.1   Capital Contributions and Redemptions  .. 10
       5.2   Computation of Capital Accounts   ....... 11
       5.3   Capital Accounts Generally   ............ 12

                           ARTICLE 6
                        Allocation   ................. 13

       6.1   General Allocations    .................. 13
       6.2   Special Rules for Allocations   ......... 14
       6.3   Allocation of Certain Nondeductible
               Expenses............................... 15
       6.4   Tax Allocations: Code Section 704(c) .... 15
       6.5   Minimum Allocation to General Partner  .. 16

                            ARTICLE 7
                          Distributions   ............ 16

       7.1   Operating Distributions    .............. 16
       7.2   Liquidating Distributions    ............ 17
       7.3   Distributions of Property In-Kind   ..... 17

                            ARTICLE 8
                   Powers of General Partner ........  18

       8.1   Powers   ............................... 18
       8.2   Partnership Basis Elections  ........... 19
       8.3   Power of Attorney   ...................  19

                             ARTICLE 9
      Services and Indemnification of
                 General Partner .................... 21

       9.1   Services                     .......... 21
       9.2   Liabilities of General Partner;
                Indemnification .................... 22

                              ARTICLE 10
                       Powers of Limited Partners .. 23

       10.1  Limitations on Powers ................. 23

                             ARTICLE 11
           Loan Transactions Between Partnership and
                    Affiliated Persons ............. 23

       11.1  Loans from Partners to Partnership .... 23
       11.2  Loans from Partnership to Partners
             and Affiliated Persons ................ 24

                              ARTICLE 12
                 Transfer Of Partnership Interests ..24

       12.1  General Restrictions  ................. 24
       12.2  Permitted Transfers   ................  25
       12.3  Right of First Refusal ...............  26
       12.4  Involuntary Sales of Partnership
             Interests ............................  28
       12.5  Involuntary Transfers of Partnership
             Interests ............................. 29
       12.6  Transferees Bound   ................... 31
       12.7  Transfer of Partnership Interests on
             Partnership's Books ................... 31
       12.8  Status Transferees and Transferors of
             Partnership Interests ................  31
       12.9  Rights and Privileges of an Interested
             Nonpartner ............................ 32
       12.10 Admission to Limited Partnership .....  32
       12.11 Allocations Upon Transfers of Partnership
             Interests ............................. 33

                            ARTICLE 13
        Dissolution;  Cessation of General Partner . 33

       13.1  Dissolution   .......................... 33
       13.2  Cessation of General Partner   ......... 34

                              ARTICLE 14
                              Accounting   .......... 35

       14.1  Fiscal Year  ........................... 35
       14.2  Method of Accounting  .................. 35
       14.3  Books and Records     .................. 35
       14.4  Income Tax Returns    .................. 35
       14.5  Tax Matters Partner     ................ 35
       14.6  Reports and Statements    .............. 36

                              ARTICLE 15
                             Bank Accounts   ........ 36

       15.1  Opening and Maintenance  ............... 36

                               ARTICLE 16
                                Notices   ........... 36

       16.1  Requirements for Giving Notice ......... 36

                               ARTICLE 17
                              Miscellaneous  ........ 37

       17.1  Entire Agreement; Amendment     ........ 37
       17.2  Remedies    ............................ 37
       17.3  Section Headings   ..................... 38
       17.4  Gender and Number   .................... 38
       17.5  Waiver of Default    ................... 38
       17.6  Severability      ...................... 38
       17.7  Benefits and Obligations  .............. 38
       17.8  Governing Law     ...................... 38
       17.9  Counterparts  .......................... 39


                          SCHEDULE "A"
               Initial Limited Partners  ............A-1

                          SCHEDULE "B"
              Initial Schedule of Contributed Assets
                  and Partnership Interests  .......B-1

                           SCHEDULE "C"
                 Addresses of the Partners  ....... C-1

                           EXHIBIT "X"
               Nonrecourse Promissory Note ......   X-1

                              EXHIBIT "Y"
                      Security Agreement  ........  Y-1

                    AGREEMENT OF LIMITED PARTNERSHIP
                                    OF
                  INTERNATIONAL DIGITAL INVESTORS, L.P.


       THIS AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is made and entered into this 21st day of November, 1995 by and between IDI CORP., a Delaware corporation, as General Partner, and the Persons listed on Schedule "A" attached hereto, as Limited
Partners.

                       R E C I T A T I O N

       The parties wish to join together as partners to form a limited partnership and desire to set forth in full the terms and conditions of their agreements and understandings in this Agreement.

                       O P E R A T I V E  P R O V I S I O N S

       IN CONSIDERATION of the foregoing recitation, the mutual promises of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, agree hereby to enter into a limited partnership on the following terms and conditions:

                                      ARTICLE 1
                                    DEFINED TERMS

       1.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

             (a) "Adjusted Capital Account Deficit" means with respect to any Partner, the deficit balance, if any, in that Partner's Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

                   (i) credit to the Capital Account any amounts that the Partner is obligated to restore or is deemed to be obligated to restore pursuant to Regulations section 1.704-1(b)(2)(ii)(c), the penultimate sentence of Regulations section 1.704-2(g)(l) or the penultimate sentence of Regulations section 1.704-2(i)(5), as the case may be;

                   (ii) debit to the Capital Account the items described in Regulations section 1.704-1(b)(2)(ii)
             (d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)
             (ii)(d)(6), taking into account for purposes of Regulations section 1.704-1(b)(2)(ii)(d)(6) any offsetting increase described in the proviso of that Regulation; and

                   (iii) credit and debit to the Capital Account, in the reasonable discretion of the General Partner, any other items required or permitted under Code section 704(b) and the Regulations promulgated thereunder.

             (b) "Bankruptcy" means, as to any individual, corporation or partnership, the circumstance that exists upon the entry of an order for relief under the United States Bankruptcy Code, Title 11 of the United States Code, whether arising in connection with voluntary or involuntary bankruptcy proceedings.

             (c)   "Capital Account" means the account described in
       Section 5.2 of this Agreement.

             (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (e)   "Current Cash Operating Expenditures" of the
       Partnership shall be deemed to include the following:

                   (i) operating expenses paid by the Partnership, including, without limitation, taxes, insurance and assessments;

                   (ii) any cash set aside by the General Partner to fund such reserves as the General Partner reasonably may deem necessary for the satisfaction of contingent or noncontingent liabilities and obligations of the Partnership;

                   (iii) any cash paid or set aside by the Partnership for the acquisition of any asset in furtherance of the purpose of the Partnership;

                   (iv) any cash paid by the Partnership for the funding of any loans made by the Partnership (including, without limitation, loans made to holders of Direct or Indirect Interests); and

                   (v) payments of principal and interest upon any indebtedness of the Partnership, including indebtedness owed to any holder of a Direct or Indirect Interest.

             (f) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

             (g) "Direct or Indirect Interest" means any of the following:

                   (i)    Partnership Interest or any interest therein;

                   (ii) beneficial interest in any trust that holds any Partnership Interest or any interest therein;

                   (iii) partnership interest in any partnership that holds any Partnership Interest or any interest therein;

                   (iv)   stock of any corporation that holds any
             Partnership Interest or any interest therein; or

                   (v) legal or beneficial interest in any Person that holds, directly or indirectly, any one or more of the interests described above in this Subsection
             1.1(g).

             (h) "Fiscal Year" means the calendar year, unless otherwise required by the Code.

             (i) "General Partner" means the Person admitted into the Partnership as the General Partner pursuant to Subsection 2.2(a) of this Agreement.

             (j) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                   (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the fair market value of such asset, as set forth on Schedule "B" attached hereto;

                   (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulations section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to Clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                   (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the fair market value of such asset on the date of distribution; and

                   (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection 1.1(j)(iv) to the extent that the General Partner determines that an adjustment pursuant to Subsection 1.1(j)(iv) is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this Subsection 1.1(j)(iv).

       If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsection 1.1(j)(i), 1.10(ii), or 1.1(j)(iv) hereof, such Gross Asset Value thereafter shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing the net income and net losses of the Partnership.

             (k) "Gross Operating Cash Receipts" means all cash received by the Partnership, including without limitation, all receipts of the principal of and interest on loans, if any, made by the Partnership (including loans to holders of Direct or Indirect Interests) and all proceeds of loans extended to the Partnership by any and all lenders (including holders of Direct or Indirect Interests), but not including capital contributions or proceeds derived from the liquidation of the Partnership.

             (l) "Immediate Family" means, as to any individual, all other individuals who have any of the following relationships to such individual, whether as a result of birth or the legal adoption of any one or more individuals: parent, parent's brother, parent's sister, child, child's lineal descendant, brother, brother's child, sister, sister's child, and first cousin.

             (m)   "Individual Holder" means any individual who
       (i) is or a member of the Immediate Family of a Limited
       Partner and (ii) owns any one or more Direct or Indirect
       Interests.

             (n) "Insolvency" means, as to any Person, the circumstance that exists when such Person's current assets are insufficient to pay his current liabilities, and he so shall admit by written notice to the General Partner or so shall be found by a court of competent jurisdiction.

             (o) "Interested Nonpartner" means any Person owning any Partnership Interest other than a Partner. For the purposes of all provisions of this Agreement setting forth the rights of Partners to receive distributions in respect of their Partnership Interests and to be treated for purposes of applicable law as owners of economic interests in the Partnership, including without limitation Articles 6, 7 and 11, Sections 5.2 and 5.3 and Subsection 14.6(a), all Interested Nonpartners shall have the same rights and obligations as Limited Partners, and in all such provisions, the terms "Partner" and "Limited Partner", but not "General Partner", shall be deemed to apply equally to all Interested Nonpartners. For the purposes of all other provisions of this Agreement, including without limitation Articles 12 and 13, Section 14.3 and Subsection 14.6(b), Interested Nonpartners shall have only the rights and obligations specifically granted to them therein (and if no rights or obligations are specifically granted to them therein, shall have none of the rights or obligations applicable to such provisions), except as otherwise required by applicable law, and in all such provisions, the terms "Partner", "Limited Partner" and "General Partner" shall be deemed to not apply to any Interested Nonpartner.

             (p) "Invested Capital" means the aggregate of all capital contributions (Preferred and Initial) pursuant to
       Section 5.1, less the aggregate distributions of Capital pursuant to Section 7.1(b)(i) and Section 7.1(b)(ii).

             (q) "Involuntary Sale" means any sale or other disposition in exchange for consideration in money or property by or in which any Partner or Interested Nonpartner involuntarily shall be deprived or divested by action of law of any right, title or interest in or to any Partnership Interest, or portion thereof, without regard to whether any part of such consideration is required directly or indirectly by such Partner or Interested Nonpartner. The term "Involuntary Sale" shall include, without limitation, any sale in connection with execution of judgment pursuant to court order, transfer or sale in connection with Bankruptcy or transfer or sale by a receiver.

             (r) "Involuntary Transfer" means any involuntary transfer, encumbrance or other disposition, other than an Involuntary Sale, by or in which any Partner or Interested Nonpartner shall be deprived or divested of any right, title or interest in or to any Partnership Interest, or portion thereof, including, without limitation, (i) any transfer to a judgment creditor pursuant to court order, (ii) any transfer (other than an Involuntary Sale) in connection with a reorganization, insolvency or similar proceedings, (iii) any transfer to a public officer or agency pursuant to any abandoned property or escheat law, or (iv) any transfer (other than an Involuntary Sale) to the spouse or former spouse of a Partner or Interested Nonpartner as a result of or incident to any dissolution of marriage, marital separation, or similar event.

             (s) "Limited Partners" means the Persons admitted into the Partnership as Limited Partners pursuant to Subsection
       2.2(b) hereof and such Persons as shall become Limited
       Partners pursuant to Section 12.10 hereof.

             (t) "Majority in Interest of the Limited Partners" means Limited Partners owning more than fifty percent (50%) of the total of all of the Partnership Interests that are owned by Limited Partners.

             (u) "Nonrecourse Deduction" shall have the meaning set forth in Regulations section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined according to the provisions of Regulations section
       1.704-2(c).

             (v) "Nonrecourse Liability" shall have the meaning set forth in Regulations section 1.704-2(b)(3).

             (w) "Net Operating Cash Flow" means for any period during which the Partnership is in existence, the Gross Operating Cash Receipts of the Partnership for the applicable period, less the Current Cash Operating Expenditures of the Partnership reasonably allocated among such Gross Operating Cash Receipts of the Partnership by the General Partner for the same period.

             (x) "Partner Nonrecourse Debt" shall have the meaning set forth in Regulations section 1.704-2(b)(4).

             (y) "Partner Nonrecourse Deductions" shall have the meaning set forth in Regulations section 1.704-2(i)(1). The amount of Partner Nonrecourse Deductions for a Partnership Fiscal Year shall be determined according to the provisions of Regulations section 1.704-2(i)(2).

             (z) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to any Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if that Partner Nonrecourse Debt were treated as a "nonrecourse liability" (as defined in Regulations section 1.704-2(b)(3)), determined in accordance with Regulations section 1.704-2(i).

             (aa) "Partnership Minimum Gain" means the amount of "partnership minimum gain" of the Partnership that is attributable to nonrecourse liabilities of the Partnership (as defined under Regulations sections 1.704-2(b)(2) and 1.704-2(d)).

             (ab) "Partners" means the General Partner and the Limited Partners.

             (ac) "Partnership" the limited partnership formed by this Agreement.

             (ad) "Partnership Interest" means all the right, title and interest in the Property and in the Partnership, including the right to the return of their capital contributions, return of any advances and payment of any interest thereon, distribution of the assets of the Partnership and all other rights under and interest in this Agreement.

             (ae) "Person" means any individual, corporation, partnership, trust or other entity that has a legal existence.

             (af) "Preferred Return": a cumulative amount equal to Twenty-Five percent (25%) per annum of the Initial Capital (as above defined), compounded annually. The Preferred Return shall accrue on December 31 of each year or any date during the year on which all of a Partner's previously unreturned capital contribution shall be returned to him or her.

             (ag) "Preferred Stock Purchase Agreement" means that certain Note and Preferred Stock Purchase Agreement, entered into by the Partnership with Styles on Video, Inc., a Delaware corporation, and Forever Yours, Inc., a California corporation, for the purchase by the Partnership of 500 shares of 10% Senior Series A Convertible Preferred Stock of Styles on Video, Inc.

             (ah) "Profits" and "Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for that year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

                   (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to taxable income or loss;

                   (ii) Any expenditures of the Partnership described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses shall be subtracted from taxable income or loss;

                   (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Clause (ii) or Clause (iv) of the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses;

                   (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                   (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other period, computed in accordance with the definition thereof; and

                   (vi) Notwithstanding any other provisions of this definition, any items that are specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Profits or Losses.

             (ai) "Property" means all of the property owned by the Partnership, whether contributed to the Partnership or acquired by the Partnership subsequent to its formation.

             (aj) "Regulations" means the Income Tax Regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

             (ak) "Senior Secured Note" means the loan (including any modification thereto or refinancing thereof) evidenced by that certain Senior Secured Note due June 30, 1998, given by Styles on Video, Inc., a Delaware corporation, in favor of the Partnership, in the original principal amount of Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000), bearing interest at the rate of ten percent (10%) per annum.

             (al) "Transfer" means any voluntary or involuntary sale, assignment, transfer, devise, encumbrance, gift, pledge, hypothecation or other disposition, in trust or otherwise. When used as a verb, to "Transfer" means to make, as transferor, a Transfer.

             (am) "Two-Thirds Majority in Interest of the Limited Partners" mean Limited Partners owning more than sixty-six and sixty-seven one hundredths percent (66.67%) of the total of all of the Partnership Interests that are owned by Limited Partners.

                                      ARTICLE 2
                                      FORMATION

       2.1 CERTIFICATE. The General Partner shall cause to be filed a Certificate of Limited Partnership pursuant to Section 17-201 of Delaware Revised Uniform Limited Partnership Act, as amended, on behalf of the Partnership and shall do all and any other acts and things requisite for the formation of the Partnership as a limited partnership, as required under the laws of the State of Delaware and in any other state in which such filing may be required on account of the ownership of land or the conduct of business by the Partnership.

       2.2   PARTNERS.

             (a) The following Person is admitted into the Partnership as General Partner: IDI Corp., a Delaware corporation.

             (b) The Persons listed on Schedule "A" attached hereto are admitted into the Partnership as Limited Partners.

             (c) The addresses of the Partners shall be as shown on Schedule "C" attached hereto.

       2.3 NAME. Pursuant to the terms of this Agreement, the Partners intend to join together to own and manage investment property and/or carry on a business for profit as co-owners. The Partners shall carry on the business of the Partnership under the name "International Digital Investors, L.P." pursuant to the relevant laws of the State of Delaware.

       2.4 PRINCIPAL OFFICE OF PARTNERSHIP. The principal office of the Partnership shall be located at 200 West 9th Street Plaza, P.O. Box 2105, Wilmington, Delaware 19899, or at such other location as the General Partner, in its discretion, may determine. The General Partner shall notify the Limited Partners of each change in location.

                                      ARTICLE 3
                        PURPOSE AND POWERS OF THE PARTNERSHIP

       3.1 PURPOSE. The business of the Partnership shall consist of making loans and acquisitions in accordance with the Senior Secured Note and the Note and Preferred Stock Purchase Agreement.

       3.2 POWERS. The Partnership is authorized to purchase, mortgage, sell, lease, manage, operate, improve, alter, transfer, subdivide and exchange or otherwise convey and encumber the Property, to substitute, add to or exchange any of the Property for other property, at any time and from time to time, and to do all other things necessary or appropriate to carry out the purposes described in Section 3.1 above.

                           ARTICLE 4
                             TERM

       4.1 TERM OF PARTNERSHIP. The term of this Partnership shall begin on the date of this Agreement, as first set forth hereinabove, and continue until dissolved as set forth in Section
13.1 of this Agreement.

                          ARTICLE 5
                      PARTNERS' CAPITAL

       5.1   CAPITAL CONTRIBUTIONS AND REDEMPTIONS.

             (a) At the formation of the Partnership, the Partners shall contribute to the capital of the Partnership the assets set forth on Schedule "B" attached hereto (the "Initial Capital"), which assets shall be accepted by the Partnership at their fair market values as set forth on such Schedule. In consideration for his capital contribution, each Partner shall receive the quantity of Partnership Interest that has the same relationship to the quantity of all of the Partnership Interests of the Partnership that the fair market value of his capital contribution has to the fair market value of all of the Property (with both the Partner's capital contribution and the Property being valued as of the date of the Partner's contribution to the Partnership). The initial Partnership Interests of the Partners are set forth on Schedule "B" attached hereto.

             (b) During the term of the Partnership, the Partners shall make additional capital contributions to the Partnership to pay all costs and expenses of the Partnership associated with (i) the exercise by the Partnership of any of the warrants issued to it in accordance with the Senior
       Secured Note, and (ii) the conversion by the Partnership of any of the 10% Senior Series A Convertible Preferred Stock Purchased by the Partnership into shares of Common Stock of Styles on Video, Inc., in accordance with the Preferred
       Stock Purchase Agreement. All such additional capital contributions shall be referred to as "Preferred Capital" and shall be made pro rata by the Partners, in proportion to their then Partnership Interests. The General Partner shall call upon the Partners for payment of such additional capital contributions. Other than as specifically provided in this
       Section 5.1(b), under no circumstances shall a Partner be required to make additional capital contributions to or on behalf of the Partnership. If a Partner (a "Defaulting
       Partner") shall fail to make its additional capital contribution under this Section 5.1(b) within fifteen (15) days after the demand therefor by the General Partner, then
       (i) the Partnership may seek to raise the amount of the default as capital from the non-Defaulting Partners in proportion to their respective Partnership Interests (or if any non-Defaulting Partner does not elect to pay a proportionate share of such amount of default, in proportion to the Partnership Interests of the non-Defaulting Partners who do elect to pay all or part of such amount in default, and (ii) all capital contributions made by a non-Defaulting Partner on behalf of a Defaulting Partner in accordance with the provisions of this Section 5.1(b) (a "Contributing Partner") shall be deemed a contribution of "Preferred Capital" to the Partnership by the Contributing Partner.

       5.2 COMPUTATION OF CAPITAL ACCOUNTS. The Partnership shall maintain a separate Capital Account for each Partner in accordance with federal income tax accounting principles and Regulations section 1.704-1(b)(2)(iv), which account, as of any given date, shall reflect the Capital Contributions of that Partner actually paid to the Partnership (1) increased to reflect his distributive share of Partnership Profits and (2) decreased to reflect (y) his distributive share of Partnership Losses and
(z) the amount of cash or the fair market value of property distributed by the Partnership to the Partner, net of any liabilities that the Partner is considered to assume or take subject to. The following rules shall apply in maintaining
Capital Accounts:

             (a) For purposes of this Section 5.2, amounts described in Code section 709 (other than amounts with respect to which an election is in effect under Code section 709(b)) shall be treated as expenditures of the type described in Code section 705(a)(2)(B).

             (b) If property is distributed by the Partnership, Capital Accounts shall be adjusted as though that property had been sold on the date of the distribution for its then fair market value and any gain or loss on that sale had been allocated in accordance with Section 6.2.

             (c) If property is contributed to the Partnership, Capital Accounts shall be adjusted in accordance with Regulations section 1.704-1(b)(2)(iv)(d)(3) and 1.704-
       1(b)(2)(iv)(g).

             (d) If, in any Fiscal Year, the Partnership has in effect an election under Code section 754, Capital Accounts shall be adjusted in accordance with Regulations section
       1.704-1(b)(2)(iv)(m).

It is the intention of the Partners that Capital Accounts shall be maintained in accordance with Code section 704(b), so that the allocations of Profits or Losses (or items thereof) provided in this Agreement will be respected for federal income tax purposes.

       5.3   CAPITAL ACCOUNTS GENERALLY.

             (a) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner for any purpose hereunder, the Capital Account of the Partner shall be determined after giving effect to the allocation for the Partnership's current year of net income and net losses from operations, net gain and net losses from sales of Partnership assets, and all distributions for such year. Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership; nor shall payments of interest or principal on such loans be considered reductions in the Capital Account of any lending Partner. Furthermore, loans by the Partnership to any Partner shall not be considered withdrawals from the capital of the Partnership; nor shall payments of interest or principal on such loans be considered increases in the Capital Account of any borrowing Partner.

             (b) A Partner shall not be entitled to withdraw any part of his Capital Account, or to receive any distribution from the Partnership, except as specifically provided in this Agreement, and no Partner shall be entitled or required to make any additional capital contributions to the Partnership other than as provided in this Agreement.

                         ARTICLE 6
                        ALLOCATIONS

       6.1   GENERAL ALLOCATIONS.

             (a) For any Fiscal Year, or part thereof, the Profits of the Partnership associated with any payment of interest of the Senior Secured Note (less any expenses reasonably allocated thereto by the General Partner) shall be allocated 100% to the Partners in proportion to their Partnership Interests.

             (b) For any Fiscal Year, or part thereof, all Profits of the Partnership (other than those described in Section
       6.1(a) above), less any expenses reasonably allocated thereto by the General Partner, shall be allocated:

                   (i)    first, 100% to the Partners until the
             cumulative amount allocated to the Partners pursuant to this Section 6.1(b)(i) for all Fiscal Years equals the aggregate amount of distributions made to the Partners pursuant to Section 7.1(b)(iii);

                   (ii) second, the remaining amount, if any, 100% to the Partners until the cumulative amount allocated to the Partners pursuant to this Section 6.1(b)(ii) for all Fiscal Years equals the cumulative distributions to all Partners pursuant to Section 7.1(b)(iv), said amount to be allocated among the Partners in the same proportion as distributions are made pursuant to Section 7.1(b)(iv); and

                   (iii) third, the remaining amount, if any, 100% to
             the partners in proportion to their Partnership
             Interests.

             (c) Except as otherwise provided in this Article 6, the Losses of the Partnership for any Fiscal Year or part thereof, as determined for federal income tax purposes, shall be allocated to all Partners in proportion to their respective Partnership Interests.

       6.2   SPECIAL RULES FOR ALLOCATIONS.

             (a) Limitation on Loss Allocations. Partnership Losses allocated to any Limited Partner pursuant to Section
       6.1 shall not exceed the maximum amount of Losses that can be so allocated without causing that Limited Partner to have an Adjusted Capital Account Deficit.

             (b)   Partnership Minimum Gain Chargeback.
       Notwithstanding any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain for any Partnership Fiscal Year, before any other allocation of any item of income, gain, loss, deduction or credit is made for that Fiscal Year, the Partners shall be allocated items of income and gain in accordance with Regulations section 1.704-2(f) and related provisions of the Regulations. This
       Section 6.2(b) is intended to comply with the minimum gain chargeback requirement of Regulation section 1.704-2 and shall be interpreted and applied in a manner consistent therewith.

             (c) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Article 6 except Section 6.2(b), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fixed Year, the Partners who have a share of the Partner Nonrecourse Debt shall be allocated items of income and gain in accordance with Regulations section 1.704-2(i)(4) and related provisions of the Regulations. This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement of Regulation section 1.704-2(i) and shall be interpreted and applied in a manner consistent therewith.

             (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners in proportion to their then existing Partnership
       Interests.

             (e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners who bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which those Partner Nonrecourse Deductions are attributable in accordance with Regulations Action 1.704-2(i)(1).

             (f) Qualified Income Offset. Notwithstanding any other provision of this Agreement except Section 6.2(b) and
       Section 6.2(c), if any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that results in that Partner having an Adjusted Capital Account Deficit, that Partner shall be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit in his Capital Account as quickly as possible in accordance with the requirements of Regulations section 1.704-1(b)(2)(ii)(d). Any special allocation made under this Section 6.2(f) shall be taken into account for purposes of determining subsequent allocations of Profits and Losses, so that the total allocations, to the extent possible, will equal the allocations that would have been made if this Section 6.2(f) had not applied previously.

       6.3 ALLOCATION OF CERTAIN NONDEDUCTIBLE EXPENSES. Expenses, costs and any other items (other than capital expenditures) that are paid by the Partnership and that are nondeductible and nonamortizable for Federal income tax purposes shall be allocated in the manner provided in Section 6.1(c).

       6.4 TAX ALLOCATIONS; CODE SECTION 704(c). In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated, solely for tax purposes, among the Partners so as to take account of any variation between the adjusted basis of that property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

       In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to that asset shall take account of any variation between the adjusted basis of that asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Regulations thereunder.

       Any elections or other decisions relating to those allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account, in computing any Person's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

       6.5 MINIMUM ALLOCATION TO GENERAL PARTNER. Notwithstanding any other provision of this Agreement to the contrary, not less than one percent (1%) of the net income, net losses and credits from operation and net gains and net losses from the dissolution and winding up of the Partnership shall, in all events, be allocated to the General Partner for each Fiscal Year, or part thereof, of the Partnership pursuant to this Article 6.

                             ARTICLE 7
                           DISTRIBUTIONS

       7.1 OPERATING DISTRIBUTIONS. Within ninety (90) days after the end of each Fiscal Year during the term of this Partnership, the General Partner shall make distributions of Net
Operating Cash Flow to each Partner in accordance with the following:

             (a) All Net Operating Cash Flow associated with any payment of the Senior Secured Note shall be distributed 100% to the Partners in proportion to their Partnership Interests.

             (b) All Net Operating Cash Flow (other than that described in Section 7.1(a) above), shall be distributed in accordance with the following:

                   (i) first, 100% to all Partners in an amount equal to their aggregate contributions of Preferred Capital less all previous distributions pursuant to this Section 7.1(b)(i), in proportion to such Preferred Capital balances;

                   (ii) second, 100% to all Partners in an amount equal to their aggregate contributions of Initial Capital less all previous distributions pursuant to this Section 7.1(b)(ii), in proportion to such Initial Capital balances;

                   (iii)  third, 100% to the Partners until the
             cumulative amount distributed to the Partners pursuant to this Section 7.1(b)(iii) for all Fiscal Years equals the Preferred Return provided, however, that such amounts shall be allocated among the Partners in proportion to their Partnership Interests, unless, and until, such time as one or more of the partners fails to make an additional capital contribution in accordance with Section 5.1(b), whereafter all such amounts allocated to the Partners pursuant to this Section 7.1(b)(iii) shall be allocable pro rata among the Partners in proportion to their relative contributions of Preferred Capital (as determined prior to any distribution made at any time in accordance with Section 7.1(b)(i) above);

                   (iv) fourth, the remaining amount, if any, 20% to the General Partner and 80% to all Partners in proportion to their Partnership Interests.

       7.2 LIQUIDATING DISTRIBUTIONS. Upon the liquidation of the Partnership or sale or other disposition by the Partnership of substantially all of the assets of the Partnership, after providing for the satisfaction of all liabilities and obligations of the Partnership, other than loans, if any, made by Partners to the Partnership, and after making distributions of Net Operating Cash Flow from operation in the year of dissolution in accordance with Section 7.1 hereof, the Liquidating General Partners
(selected pursuant to Subsection 13.1(b) hereof), as expeditiously as possible, shall distribute the assets of the Partnership in the following order of priority:

             (a) First, to the setting up of such reserves as the Liquidating General Partners reasonably may deem necessary for any contingent liabilities or obligations of the Partnership; provided that (i) any such reserves shall be held by the Liquidating General Partners or an agent appointed by the Liquidating General Partners for such period as the Liquidating General Partners or such agent shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations as they become due and (ii) at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided in this Section 7.2; and

             (b) Next, in accordance with the provisions set forth in Section 7.1 above for the Net Operating Cash Flow associated with such asset.

       7.3 DISTRIBUTIONS OF PROPERTY IN-KIND. If any assets of the Partnership shall be distributed in-kind, such assets shall be distributed to the Partners as tenants-in-common in the same proportions as they would have been enticed to cash distributions if (i) such assets had been sold for cash by the Partnership at their fair market value on the date of distribution; (ii) any taxable gain that would be realized by the Partnership from such sale was allocated to the Partners in accordance with Article 6 hereof, as applicable, and (iii) the cash proceeds were distributed to the Partners in accordance with Section 7.2 hereof, as applicable.

                               ARTICLE 8
                       POWERS OF GENERAL PARTNER

       8.1 POWERS. Except as otherwise specifically provided in this Agreement, the General Partner shall possess all of the powers and rights of a general partner under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time or any successor statute thereto, and in the General Partner's reasonable discretion, and on behalf of the Partnership, to:

             (a) sell, assign, convey, or otherwise transfer title to any portion of, or interest in, the Partnership's real and personal property;

             (b) lease, upon such terms as may be deemed proper, all or any portion of the Partnership's real or personal property, whether or not the leased space or facility to be occupied by the lessee or subleased in whole or in part to others;

             (c) borrow money for the Partnership on the security of all or any portion of the Partnership's real or personal property, and in conjunction therewith, execute all necessary papers and documents, including, but not limited to, bonds, notes, mortgages, pledges, security agreements and confessions of judgment for and on behalf of the Partnership;

             (d) lend money or other property out of the assets of the Partnership to any Person, without limitation; provided, however, that any loan made by the Partnership to any borrower described in Subsection 11.2(b) of this Agreement shall be subject to the requirements of such subsection;

             (e) prepay in whole or in part, refinance, recast, increase, modify, consolidate, correlate, or extend, on such terms as the General Partner may deem proper, any mortgages affecting the Partnership's real or personal property;

             (f) place record title to the Partnership's real or personal property in the name or names of a nominee or nominees for the purpose of mortgage financing or any other convenience or benefit to the Partnership;

             (g)   engage from time to time, as employees,
       independent contractors or both, on such terms and for such compensation as are proper, Persons operate and manage the Partnership's real personal and personal property;

             (h) set aside Partnership capital or other funds for payment of past, current and future liabilities of the Partnership;

             (i) in accordance with generally accepted principles of accounting consistently applied, and unless otherwise provided herein, determine whether items of income, gain, loss, deduction or credit shall be treated either as capital or extraordinary items, or, alternatively, profit or loss items;

             (j) select and open Partnership bank accounts pursuant to Article 15 of this Agreement, with withdrawals therefrom to be made upon signature(s) as designed by the General
       Partner;

             (k) keep books of account pursuant to Article 14 of this Agreement, including such accounts as required to reflect the Partners' profit or loss and capital contributions as adjusted from time to time pursuant to the terms of this Agreement;

             (l) have the accountants for the Partnership prepare annual financial reports and such other financial reports and/or reports of operations as the General Partner may request;

             (m) change the name or address of the Partnership or the General Partner; and

             (n) execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing powers.

       8.2 PARTNERSHIP BASIS ELECTIONS. In the event of the distribution of property by the Partnership within the meaning of Code section 734 or the transfer of an interest in the Partnership within the meaning of Code section 743, the General Partner, in its reasonable discretion, may elect to adjust the basis of the Partnership property pursuant to Code sections 734, 743, and 754 (or corresponding provisions of any successor statute). Partners affected by this election, if made, shall supply to the Partnership the information that may be required to make the election.

       8.3   POWER OF ATTORNEY.

             (a) Each Limited Partner irrevocably constitutes and appoints the General Partner, with all power of substitution, as his true and lawful attorney-in-fact with power and authority in his name, place and stead for his use or benefit to execute, sign, acknowledge, swear to, deliver, file and record in the appropriate public offices as necessary:

                   (i) this Agreement and all amendments to, and restatements of, this Agreement;

                   (ii)   all instruments, including without
             limitation, certificates of limited partnership, required in order to qualify the Partnership or cause the Partnership to exist as a limited partnership under the laws of the State of Delaware;

                   (iii) all instruments that my be required to effect the continuation of the Partnership, the admission or substitution of a Limited Partner, the admission of a General Partner, any change in the name or address of the Partnership or any Partner or Interested
             Nonpartner, or the dissolution and termination of the Partnership, provided such continuation, admission, substitution or dissolution, change of name or address and termination are in accordance with the terms of this Agreement;

                   (iv)   all written consents to transfers or
             assignments of interests in the Partnership or to the withdrawal, redemption or reduction of any Partner's Partnership Interest in accordance win this Agreement; and

                   (v) all other instruments that the Partnership is required to file with any agency of the federal government, or of any state or local government, or the filing of which the General Partner deems necessary or desirable to the conduct of the business of the Partnership.

             (b) The Limited Partners hereby irrevocably constitute and appoint the General Partner, with full power of substitution, as their true and lawful attorney-in-fact with power and authority to execute and negotiate any and all checks made payable to the Partnership.

             (c)   The power of attorney granted in Subsections
       8.3(a) and 8.3(b) hereof by each Limited Partner to the General Partner:

                   (i) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incapacity, Insolvency, dissolution or termination of the Limited Partner or any Interested
             Nonpartner that is the successor in interest to such Limited Partner;

                   (ii) may be exercised by the General Partner either by signing separately as attorney-in-fact for each Limited Partner or Interested Nonpartner, or, after listing all of the Limited Partners and Interested
             Nonpartners executing any instrument, acting as attorney-in-fact for all of the Limited Partners and Interested Nonpartners; and

                   (iii)  shall survive the Transfer by a Limited
             Partner or Interested Nonpartner of the whole or any portion of his Partnership Interest.

             (d) Notwithstanding the provisions of this Section 8.3, when acting in a representative capacity, the General Partner shall not have the right, power or authority to amend or modify the Agent, except to reflect one or more of the following changes that shall have been authorized in accordance with the terms of this Agreement, namely, a change in the name or address of the Partnership or any Partner or Interested Nonpartner.

             (e) The powers of the General Partner set forth in this Agreement shall survive the death, dissolution or legal incapacity of any Limited Partner or Interested Nonpartner as well as the delivery by a Limited Partner or Interested Nonpartner of an assignment of the whole or any portion of his, her or its Partnership Interest.

                            ARTICLE 9

       SERVICES AND INDEMNIFICATION OF GENERAL PARTNER

       9.1   SERVICES.

             (a) The General Partner and its officers and directors shall devote such time and effort to the business and affairs of the Partnership as the General Partner, in its reasonable discretion, shall determine to be necessary or appropriate. Specifically, the General Partner shall perform for the Partnership all management services in accordance with sound management practices, including without limitation, the furnishing of services in connection with advertising, renting, maintenance, rent collection, bill paying, bookkeeping, purchasing of goods and supplies and the performance of such other duties as are required for the proper management, maintenance and operation of the Partnership's property. In addition, the General Partner shall be responsible for the day-to-day management of the Partnership, including all aspects of finance, administration, accounting, purchasing and operations. It also shall be responsible for negotiating and securing the financial support required adequately to sustain the ongoing operation of the Partnership, and to provide for expansion and diversification to the extend deemed necessary or desirable by the General Partner in reasonable discretion.

       9.2   LIABILITIES OF GENERAL PARTNER; INDEMNIFICATION.

             (a) The General Partner shall be liable to the other Partners and the Partnership only for the gross negligence, willful misconduct or fraud of itself and its stockholders, directors, officers, employees and agents (such Persons referred to hereinafter individually and collectively as a"General Partner and Associated Persons"). The General Partner shall not be liable for errors in judgment or for acts or omissions that do not constitute the gross negligence, willful misconduct or fraud of the General Partner and Associated Persons. Any act or failure to act by the General Partner and Associated Persons, the effect of which may cause or result in loss or damage to the Partnership, if done pursuant to the advice of legal counsel employed by the General Partner on behalf of the Partnership, shall be presumed conclusively not to constitute gross negligence or fraud on the part of the General Partner and Associated Persons unless such written advice was induced by the gross negligence or fraud of the General Partner and Associated Persons.

             (b) The Partnership shall indemnity the General Partner and Associated Persons to the fullest extent permitted by law and save and hold them harmless from and in respect of all (A) fees, costs and expenses, including reasonable attorneys' fees and other legal expenses, incurred in connection win or resulting from any claim, action or demand against the General Partner and Associated Persons and/or the Partnership that arise out of or in any way relate to the Partnership, its properties, business or affairs and (B) such claims, actions and demands, including amounts paid in settlement or compromise of any such claim, action or demand; provided, however, that this indemnification shall apply only so long as and to the extent that such claim, action or demand is not attributable to any action or failure to act of the General Partner and Associated Persons that constitutes gross negligence, willful misconduct or fraud. The General Partner shall indemnify the Partnership to the fullest extent permitted by law and save and hold it harmless from and in respect of all fees, costs and expenses, including reasonable attorneys' fees and other legal expanses, incurred in connection with or resulting from any claim, action or demand against any or all of the General Partner and Associated Persons and/or the Partnership that arise out of or in any way relate to the Partnership, its properties, business or affairs and in such claims, actions and demands, including amounts paid in settlement or compromise of any such claim, action or demand; provided, however, that this indemnification shall apply only so long as and to the extent that such claim, action or demand is attributable to one or more actions and/or failures to act of the General Partner and Associated Persons that constitutes gross negligence, willful misconduct or fraud.

                          ARTICLE 10
                POWERS OF LIMITED PARTNERS

       10.1 LIMITATIONS ON POWERS. Except as otherwise expressly provided for herein, no Limited Partner shall take any part in the day-to-day conduct of the business of the Partnership; nor shall any Limited Partner have any right or authority to act for or bind the Partnership. A Limited Partner shall not be, or become, liable as a general partner, nor shall he, she or it be liable to creditors of the Partnership.


                         ARTICLE 11

  LOAN TRANSACTIONS BETWEEN PARTNERSHIP AND AFFILIATED PERSONS

       11.1  LOANS FROM PARTNER TO PARTNERSHIP.

             (a) If any Partner shall make any loan or loans to the Partnership, or advance money on in behalf, the amount of any loan or advance shall not be deemed an increase in, or contribution to, the Capital Account of the lending Partner or entitle the lending Partner to any increase in his, her or its share of the distributions of the Partnership. Interest shall accrue on any such loan at an annual rate of one percent (1%) in excess of the published base rate of interest as announced by Citibank N.A. from time to time (but not in excess of the maximum rate allowable under applicable usury laws).

             (b) No payment of principal or interest shall be made with respect to any loan or advance described in Subsection 11.1(a) until the Partnership shall have paid or set aside funds for the payment of all other current indebtedness and obligations of the Partnership, including contingent obligation that, if owned, would be currently due.

       11.2  LOANS FROM PARTNERSHIP TO PARTNERS AND AFFILIATED
             PERSONS.

             (a) If the Partnership shall make any loan or loans to any Partner, or advance money on such Partner's behalf, the amount of any such loan or advance shall not be deemed a decrease of, or withdrawal from, the Capital Account of the borrowing Partner or subject the borrowing Partner to any decrease in his, her or its share of the distributions of the Partnership.

             (b) The Partnership shall not lend or advance money or other property to any holder of a Direct or Indirect Interest or any member of the Immediate Family of or entity controlled by any holder of Direct of Indirect Interest unless such loan or advance shall be upon terms (including interest rate and security) similar to those that would be required for the making of a loan of similar amount, duration and risk by an institution that is in the business of making similar loans. The documentation for any such loan or advance shall provide that the Partnership shall have the right to set off any distributions otherwise payable to the borrower (or the Partner(s) or Interested Nonpartner(s) affiliated with the borrower) in the event that any amount due to the Partnership pursuant to the terms of such loan or advance is not timely paid.

                                ARTICLE 12
                    TRANSFER OF PARTNERSHIP INTERESTS

       12.1  GENERAL RESTRICTIONS.

             (a) Except as otherwise specifically permitted herein, no owner of any Direct or Indirect Interest shall Transfer all or any part of the Direct or Indirect Interest now or hereafter owned by him.

             (b) The effectiveness of any Transfer may be conditioned, in the reasonable discretion of the General Partner, upon receipt by the Partnership of an opinion (the cost of which shall be borne by the transferor), reasonably satisfactory in form and substance to the General Partner, to the effect that such transaction will not violate the Securities Act of 1933 (the "Securities Act") or any other applicable securities laws.

             (c) No Transfer shall be permitted if, in the reasonable opinion of counsel to the Partnership (which may be secured by the General Partner, in its reasonable discretion, at the expense of the Partnership), the Partnership's continued tax status as a partnership for federal income tax purposes would be jeopardized by such a Transfer.

             (d) No Transfer shall be permitted if the Transfer would result in the "termination" of the Partnership pursuant to Section 708 of the Code.

             (e) Except as otherwise expressly provided in this Agreement, no Partner may voluntarily or involuntarily withdraw or otherwise terminate his participation as a Partner in this Partnership.

       12.2 PERMITTED TRANSFERS. The prohibition set forth in Subsection 12.1 hereof shall not (except as set forth in (f) below) apply to the following:

             (a) The Transfer of any Direct or Indirect Interest to:

                   (i) any one or more members of the Immediate Family of a Limited Partner;

                   (ii) any one or more trusts for the benefit of any one or more members of the group consisting of the Limited Partner, the Immediate Family of a Limited Partner, provided that all of the remaindermen of such trusts shall be members of the group consisting of the Immediate Family of a Limited Partner;

                   (iii) with respect to the Direct or Indirect Interest of an Individual Holder, any one or more trusts for the benefit of such individual's spouse, all of the assets of which constitute "terminable interest property" for purposes of Code section 2056(b)(7) or Code section 2523(f), provided that all of the remaindermen of such trusts shall be members of the group consisting of the Immediate Family of a Limited Partner;

                   (iv) any entity of which all of the ownership interests are owned by a Partner or members of the Immediate Family of a Limited Partner;

             (b) The Transfer by a Partner that is a trust to the beneficiaries thereof in accordance with the terms of the trust instrument, the Transfer by a Partner that is a corporation to its shareholders upon the liquidation of the corporation, or the Transfer by a Partner that is a partnership to its partners upon the dissolution of the partnership;

             (c) Any Transfer of the Direct or Indirect Interest of an incompetent Individual Holder to his guardians or legal representatives, and any Transfer by such Persons that said incompetent Individual Holder otherwise would have been permitted to make, pursuant to this Article 12;

             (d)   Any Transfer of the Partnership Interest of a
       Partner pursuant to Section 12.3 hereof;

             (e)   Any Involuntary Sale or Involuntary Transfer;
       and

             (f) With respect to the General Partner only, the prohibition set forth in subsection 12.1 shall apply in all cases, except for Transfers described in (a), above, as to Indirect Interests, by devise or as a result of applicable laws with respect to descent and distributions.

       12.3  RIGHT OF FIRST REFUSAL.

             (a) In the event that any Partner (the "Selling Party") receives a "Bona Fide Offer, as defined below, to purchase all or any portion of the Selling Party's Partnership Interest and the Selling Party wishes to accept such Bona Fide Offer, the Selling Party shall give written notice (the "Seller's Notice") to the Partnership and all Partners other than the Selling Party (the "Remaining Partners"), which notice shall contain the terms of the Bona Fide Offer, including the name(s) of the Person(s) who propose(s) to purchase the Selling Party's Partnership Interest (the "Proposed Purchaser"), and shall also include a copy of the terms of such Bona Fide Offer. For purposes of this Agreement, the term "Bona Fide Offer" shall mean an offer in writing from an independent unaffiliated party (who must be financially capable of carrying out the terms of the Bona Fide Offer), in a form legally enforceable against the Proposed Purchaser.

             (b) The Partnership shall have the irrevocable first right to purpose all or any portion of the Partnership Interest of the Selling Party that is the subject of the Bona Fide Offer (for purposes of this Section 12.3, the "Subject Partnership Interest") on the same terms and conditions as those set forth in the Bona Fide Offer (the "Partnership's Right of First Refusal"); provided, however, that, in the event that the Partnership purchases only a portion of the Subject Partnership Interest, such election shall be binding upon the Selling Party only if the Remaining Partners elect to purchase the remaining portion of the Subject Partnership Interest pursuant to Subsection 12.3(c) below. The Partnership's Right of First Refusal shall extend for a period of sixty (60) days from the date that the Seller's Notice is received (the "Exercise Period"). If the Partnership elects to purchase any of the Subject Partnership Interest, it shall send written notice of such intention, setting forth the quantity of the Subject Partnership Interest to be purchased, to the Selling Party and the Remaining Partners before expiration of the Exercise Period.

             (c) To the extent that the Partnership elects not to exercise the Partnership's Right of First Refusal, the Remaining Partners shall have the irrevocable right to purchase all (but not less than all) of the Subject Partnership Interest that is not being purchased by the Partnership pursuant to Subsection 12.3(b) above, in proportion to their respective Partnership Interests (or if any Remaining Partner does not elect to purchase his proportionate share of the Subject Partnership Interest, in proportion to the Partnership Interests of the Remaining Partners that elect to purchase all or a potion of the Subject Partnership Interest) on the same terms and conditions as those set forth in the Bona Fide Offer (the "Partners' Right of First Refusal"). The Partners' Right of First Refusal shall extend for a period of thirty (30) days after the expiration of the Exercise Period (the "Extended Period"). If any Remaining Partner elects to purchase any of the Subject Partnership Interest, it shall sent written notice of such intention, setting forth the quantity of the Subject Partnership Interest to be purchased, to the Selling Party before the expiration of the Extended Period.

             (d) In the event that the Partnership and/or one or more of the Remaining Partners shall elect to purchase the Subject Partnership Interest, a closing shall be held before the latest to occur of: (A) the expiration of the forty-five
       (45) day period following the receipt by the Selling Party of notice that the Partnership has elected to exercise the Partnership's Right of First Refusal, (B) the expiration of the forty-five (45) day period following the receipt by the Selling Party of notice that one or more Remaining Partners has elected to exercise the Partners' Right of First Refusal or (C) the date of closing specified in the Bona Fide Offer. Such closing shall be on the basis of the terms and other provisions of the Bona Fide Offer.

             (e) In the event that the Partnership and/or the Remaining Partners do not purchase all of the Subject Partnership Interest pursuant to Subsections 12.3(b) and/or 12.3(c) above, then the Selling Party may sell to the Proposed Purchase, on the terms specified in the Bone Fide Offer, all (but not less than all) of the Subject Partnership Interest; provided, however, that the Proposed Purchaser shall take and hold all rights and interest in such Subject Partnership Interest subject to the terms of this Agreement. If, however, the sale to the Proposed Purchaser is not consummated pursuant to the terms and conditions in the Bona Fide Offer within the lesser of (A) one hundred eighty (180) days after the date that the Seller's Notice is received or (B) the period of time specified by the Bona Fide Offer, then the Partnership's Right of First Refusal and the Partners' Right of First Refusal as set forth this Section 12.3 shall again be effective.

             (f) The Selling Party agrees that, if so requested in writing by the Partnership, he shall vote or cause a vote to be made (as a Partner of the Partnership) in favor of the exercise by the Partnership of the Partnership's Right of First Refusal.

             (g) All duties and requirements imposed upon the Selling Party under this Section 12.3 also shall be duties and requirements binding upon any Person acting as seller or seller's agent.

       12.4  INVOLUNTARY SALES OF PARTNERSHIP INTERESTS.

             (a) In the event of any proposed Involuntary Sale of all or any portion of any Partner's or Interested Nonpartner's Partnership Interest, then such Partner or Interested Nonpartner (for purposes of this Section 12.4, the "Selling Party") shall give to the Partnership and all Partners other than the Selling Party written notice (the "Seller's Notice") stating the terms of the proposed sale and the name(s) of the Person(s) who propose to purchase the Selling Party's Partnership Interest (the "Proposed Purchaser"), and shall include therein a copy of the terms of such Involuntary Sale (the "Offer to Purchase"). The Partnership shall have the first right to purchase all or any part of the entire portion of the Partnership Interest of the Selling Party that is the subject of the Offer to Purchase (for purposes of this Section 12.4, the "Subject Partnership Interest") on the same terms and conditions at those set forth in the Offer to Purchase (the "Right of First Refusal").

             (b) The Right of First Refusal shall extend for a period of sixty (60) days from the date that the Seller's Notice is received (the "Exercise Period"). A closing shall be held before the later to occur of (i) the expiration of the forty-five (45) day period following the receipt by the Selling Party of notice that the Partnership has elected to exercise its Right of First Refusal, or (ii) the date of closing specified in the Offer to Purchase. Such closing shall be on the basis of the terms and other provisions of the Offer to Purchase. If the Partnership elects to purchase any of the Subject Partnership Interest, it shall send written notice of such intention, setting forth the quantity of the Subject Partnership Interest to be purchased, to the Selling Party before expiration of the Exercise Period.

             (c) The Selling Party may sell to the Proposed Purchaser on the terms specified in the Offer to Purchase any Subject Partnership Interest with respect to which the Partnership shall not have exercised its Right of First Refusal during the Exercise Period; provided, however, that the Proposed Purchaser shall take and hold all rights and interest in such Subject Partnership Interest subject to the terms of this Agreement, including without limitation the Partnership's option to purchase such Subject Partnership Interest from the Proposed Purchaser pursuant to Subsection 12.4(d) hereof and the restrictions on transfer set forth in
       Section 12.1 hereof. If, however, the sale to the Proposed Purchaser is not consummated pursuant to the terms and conditions contained in the Offer to Purchase within the lesser of (A) one hundred eighty (180) days after the date that the Seller's Notice is received or (B) the period of time specified by the Offer to Purchase, then the right of first refusal as set forth in this Section 12.4 shall again be effective.

             (d) Any transfer of any Subject Partnership Interest to a Proposed Purchaser pursuant to Subsection 12.4(c) hereof shall constitute an Involuntary Transfer, and all rights and obligations of the parties set forth in Section
       12.5 hereof shall apply to such transfer, including the Partnership's option to purchase all or any portion of such Partnership Interest as set forth therein.

             (e) All duties and requirements imposed upon the Selling Party under this Section 12.4 also shall be duties and requirements binding upon any Person acting as seller or seller's agent under authority of law in any Involuntary Sale, including without limitation any sheriff or other conductor of an execution sale, trustee in bankruptcy or receiver.

             (f) For purposes of this Section 12.4, the term "Partner or Interested Nonpartner" shall include the beneficiaries of a trust that is a Partner or Interested Nonpartner and the term "Partnership Interest" shall include the beneficiary interests of the beneficiaries of a trust that is a Partner or Interested Nonpartner.

       12.5 INVOLUNTARY TRANSFERS OF PARTNERSHIP INTERESTS. In the event of any Involuntary Transfer by any Partner or Interested
Nonpartner of any Partnership Interest, the following procedures shall apply:

             (a) The Partner or Interested Nonpartner deprived or divested of any Partnership Interest by the Involuntary Transfer (the "Transferor") promptly shall give written notice of such Transfer in reasonable detail to the Partnership and all Partners other than the Transferor, and the Person or Persons who take or propose to take any interest in such Partnership Interest (for purposes of this Section 12.5, such Person(s) referred to hereinafter as the "Transferee" and such Partnership Interest referred to hereinafter as the "Subject Partnership Interest") as a result of such Involuntary Transfer shall hold such interest subject to the rights of the Partnership as set forth below.

             (b) Upon receipt of the notice referred to in Subsection 12.5(a) above or upon discovery of such Involuntary Transfer by the General Partner, the Partnership shall have the irrevocable option, exercisable at the sole discretion of the General Partner, but not the obligation, for a period of sixty (60) days following receipt of such notice or such discovery, to purchase all or any part of the Subject Partnership Interest, subject to the terms set forth herein. All exercises of such option shall be in writing, shall specify the quantity of the Subject Partnership Interest to be purchased and shall be effective upon receipt thereof by the Transferee.

             (c) The closing for any such sale of Subject Partnership Interest to the Partnership shall be at the offices of the Partnership not later than forty-five (45) days after the receipt by the Transferee of the notice exercising the option to purchase such Subject Partnership Interest. The purchase price of any Subject Partnership Interest purchased pursuant to this Section 12.5 shall be the fair market value of the Subject Partnership Interest, taking into account all discounts for lack of control, lack of marketability ant other relevant valuation factors that would be applicable to a sale of the Subject Partnership Interest to a party unrelated to and unaffiliated with any existing Partner or Interested Nonpartner.

             (d) The purchase price for any such sale of Subject Partnership Interest shall be paid by the Partnership by making and delivering to the seller a nonrecourse promissory note in the form shown on Exhibit "X" attached hereto, secured by a pledge of the Subject Partnership Interest and the execution and delivery of a Security Agreement in the form shown on Exhibit "Y" attached hereto.

             (e) In the event that the Partnership does not purchase all of the Subject Partnership Interest involved in an Involuntary Transfer pursuant to this Section 12.5, the Transferee shall take and hold all rights and interests in any portion of do Subject Partnership Interest not so purchased, subject to the terms of this Agreement, including
       Section 12.1 hereof.

             (f) For purposes of this Section 12.5, the term "Partner or Interested Nonpartner" shall include the beneficiaries of a trust that is a Partner or Interested Nonpartner and the term "Partnership Interest" shall include the beneficial interests of the beneficiaries of a trust that is a Partner or Interested Nonpartner.

       12.6 TRANSFEREES BOUND. No Transfer of any Direct or Indirect Interest shall be permitted or valid unless the transferee of the Direct or Indirect Interest and each Person who will become an owner of any Direct or Indirect Interest as a result of such Transfer shall acknowledge individually in writing to the Partnership his receipt of a copy of this Agreement and his agreement to comply herewith and be bound hereby; provided, however, that even absent such written acknowledgement, each such transferee and owner shall be bound by this Agreement through his acceptance or possession of any right, title or interest of any kind, direct or indirect, in the Property, the Partnership or both.

       12.7 TRANSFER OF PARTNERSHIP INTERESTS ON PARTNERSHIP'S BOOKS. No Transfer made by any owner of any Direct or Indirect Interest, including without limitation any Partner, of all or any part of the Direct or Indirect Interest now or hereafter held by such Person shall be valid, and the Partnership shall not transfer on its books any Partnership Interest nor issue any documents of transfer, instruments to effect said Transfer, or certificates to evidence said Transfer unless the provisions of this Agreement with respect to the Transfer thereof shall have been fully complied with.

       12.8  STATUS OF TRANSFEREES AND TRANSFERORS OF PARTNERSHIP
INTERESTS.

             (a) Notwithstanding the valid Transfer of all or any part of any Partnership Interest pursuant to this Article 12, the transferee of such transferred Partnership Interest shall not be a Partner but shall be an Interested Nonpartner with respect to such transferred Partnership Interest; provided, however, that, in the case of a Transfer not prohibited under this Article 12, if the transferee shall have complied as to such Partnership Interest with the applicable requirements set forth in Section 12.10 of this Agreement prior to the effective date of the Transfer, then the transferee shall be a Partner as to such Partnership
       Interest as of the effective date of the Transfer.

             (b)   In the event that:

                   (i)    any Partner, or

                   (ii) any Person who holds a Direct or Indirect Interest in the Partnership Interest of any Partner,

       shall be the transferor or the transferee as to any Transfer that is prohibited by Section 12.1 hereof, then such Partner immediately shall lose his status as a Partner and shall become an Interested Nonpartner.

       12.9  RIGHTS AND PRIVILEGES OF AN INTERESTED NONPARTNER.

             (a) An Interested Nonpartner shall have only the entitlements of an assignee described in Section 17-702(a) of the Delaware Revised Uniform Limited Partnership Act, as amended, or successor statute thereto.

             (b) Without limiting the generality of Subsection 12.9(a) hereof, an Interested Nonpartner shall have no right to require any information or account of the Partnership, inspect the Partnership books or vote in any matter requiring a vote of the Partners, General Partners (if there shall be more than one General Partner) or Limited Partners.

             (c)   An Interest Nonpartner shall become a Limited
       Partner only upon fulfillment of the applicable conditions for admission as a Limited Partner set forth in Section
       12.10 hereof.

       12.10 ADMISSION TO LIMITED PARTNERSHIP. An Interested Nonpartner shall become a Limited Partner if and only if:

             (a) the General Partner has given its consent in writing, which consent may be granted or withheld in the sole and absolute discretion of the General Partner; and

             (b)   the Interested Nonpartner has:

                   (i) in form satisfactory to the General Partner, accepted and agreed to be bound by all of the terms and provisions of this Agreement and assumed all of the obligations and responsibilities of a Limited Partner under this Agreement;

                   (ii) provided, in the case of a corporate assignee, a certified copy of a resolution of its Board of Directors authorizing it to become a Limited Partner under the terms and provisions of this Agreement;

                   (iii) executed a statement that it is holding its Partnership Interest for investment and not for resale;

                   (iv) executed such other documents or instruments as the General Partner may require in order to effect the admission of the Interested Nonpartner as a Limited Partner; and

                   (v)    paid such reasonable expenses as may be
             incurred by the Partnership in connection with the admission of the Limited Partner; and

             (c) in the case of an Interested Nonpartner who has acquired his Partnership Interest from a Person other than the Partnership in a Transfer not prohibited by Section 12.1 of this Agreement, either (A) the transferor of such Partnership Interest has granted to the Interested Nonpartner the right to became a Limited Partner in accordance with this Agreement, or (B) all of the Limited Partner have given their consents in writing, which consents my be granted or withheld in each Limited Partner's sole and absolute discretion; and

             (d) in the case of an Interested Nonpartner who has acquired any Partnership Interest in a Transfer prohibited under Section 12.1 of this Agreement or who has lost his status as a Partner pursuant to Subsection 12.8(b) of this Agreement, all of the Limited Partners have given their consents in writing, which consents may be granted or withheld in each Limited Partner's sole and absolute discretion.

       12.11       ALLOCATIONS UPON TRANSFERS OF PARTNERSHIP
       INTERESTS.

             (a) Upon an assignment or transfer of all or any part of the Partnership Interest of a Partner or Interested Nonpartner, unless otherwise agreed by the transferor and transferee, the net income, losses, and gains attributable to the Partnership Interest so assigned, shall be allocated between the assignor and assignee as of the date set forth in the written assignment. Such allocation shall be based upon the number of days during the Fiscal Year of the Partnership that such Partnership Interest was held by each Partner and Interested Nonpartner, without regard to the results of Partnership activities while each was the holder.

             (b) Any distributions of cash or other property shall be made to the holder of record of the Partnership Interest on the date of distribution.

                            ARTICLE 13
             DISSOLUTION:  CESSATION GENERAL PARTNER

       13.1  DISSOLUTION.

             (a) The Partnership shall be dissolved and its business wound up upon the earliest of the following events (an "Event of Dissolution"):

                   (i) the date on which the General Partner ceases to be a General Partner for any reason, including without limitation the Insolvency, Bankruptcy, resignation or removal of the General Partner, unless the remaining General Partners, if any, or if not, a Two-Thirds Majority in Interest of the Limited Partners, agree to continue the Partnership's business and elect a new General Partner;

                   (ii)   December 31, 2044; or

                   (iii)  the sale or other disposition by the
             Partnership of substantially all of the assets of the Partnership.

             (b) Upon the occurrence of an Event of Dissolution, the General Partner shall serve as the Liquidation General Partner. If there shall be no General Partner, a Majority in Interest of the Limited Partners shall elect one or more Liquidating General Partners. The Liquidating General Partners shall serve as the General Partners only for purposes of winding up the Partnership. In the case of such dissolution, all Partnership assets shall be sold and the proceeds distributed, or if the Liquidating General Partners so elect, the assets distributed in kind to the Partners entitled to the assets, as tenants in common as provided in
       Section 7.3 hereof.

             (c)   Notwithstanding the dissolution of the
       Partnership, each party hereto shall not be released from any obligation to the Partnership or any personal obligation of such party relating to an obligation of the Partnership until (i) such obligation of the party shall have been satisfied or discharged or (ii) the business of the Partnership shall have been wound up and all obligations of the Partnership shall have been satisfied or discharged.

       13.2  CESSATION OF GENERAL PARTNER.

             (a) The General Partner shall cease to be a General Partner upon the first to occur of the following events:

                   (i) the loss of the General Partner's status as a Partner, pursuant to Subsection 12.8(b) hereof;

                   (ii) the reduction of the quantity of Partnership Interest owned by the General Partner to a quantity that is smaller than one percent (1%) of the aggregate of all Partnership Interests;

                   (iii) the Insolvency or Bankruptcy of the General
             Partner;

                   (iv) any event described in Section 17-402(a) of Delaware Revised Uniform Limited Partnership Act, as amended; or

                   (v) a Transfer of a Direct or Indirect Interest of the General Partner, unless such Transfer is permitted pursuant to Section 12.2(f).

             (b)   Except as provided otherwise in Subsection
       13.2(c), a General Partner that ceases to be a General
       Partner shall be a Limited Partner.

             (c)   A General Partner that ceases to be a General
       Partner pursuant to Subsection 13.2(a)(i) hereof shall be an Interested Nonpartner.


                          ARTICLE 14
                          ACCOUNTING

       14.1 FISCAL YEAR. The Fiscal Year of the Partnership shall be the calendar year.

       14.2 METHOD OF ACCOUNTING. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with principles and practices generally accepted for the method of accounting (either cash or accrual) that shall be recommended to the General Partner by the firm of independent certified public accountant engaged by the Partnership.

       14.3 BOOKS AND RECORDS. All books of account shall, at all times, be maintained in the principal office of the Partnership, and shall be open, upon not less than (10) business days written notice dispatched by mail to the principal office of the Partnership, during reasonable business hours for the reasonable inspection and examination by any Limited Partner or his authorized representatives at the expense of such Limited
Partner. Such reasonable inspection shall include the right to make copies thereof, at the expense of the inspecting Limited Partner.

       14.4 INCOME TAX RETURNS. The General Partner shall prepare, or cause to be prepared all applicable federal, state and local tax and information returns for the Partnership, and, in connection therewith, make any available or necessary elections, including elections with respect to the useful lives and rates of cost recovery of the properties of the Partnership.

       14.5 TAX MATTERS PARTNER. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Code section 6231(a)(7), for all purposes of the Code, and shall be responsible for performing the duties of the Tax Matters on behalf of the Partnership. By execution of this Agreement, each of the Limited Partners specifically consents to such designation. Additionally, each Limited Partner specifically agrees that the General Partner shall have the exclusive and continuing right to appoint a different Tax Matters Partner.

       14.6 REPORTS AND STATEMENTS. On or before the 30th of March of each calendar year of the Partnership, the General Partner shall cause to be delivered to each of the Limited Partners:

             (a) such information as shall be necessary for the preparation by the Limited Partners of their federal, state and local income and other tax returns; and

             (b) financial statements of the Partnership for the prior calendar year, prepared in accordance with the method of accounting selected pursuant to Section 14.2 of this Agreement and at the expense of the Partnership, which financial statements shall set forth, as of the end of and for such prior calendar year, the following: (i) a profit and loss statement and a balance sheet of the Partnership, (ii) the balance in the Capital Account of each Partner; and (iii) such other information as, in the judgment of the General Partner, reasonably shall be necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

                             ARTICLE 15
                           BANK ACCOUNTS

       15.1 OPENING AND MAINTENANCE. The General Partner shall open and maintain (in the name of the Partnership) a special bank account or accounts in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made upon the signature or signatures of such Person or Persons as the General Partner shall designate.


                             ARTICLE 16
                               NOTICES

       16.1 REQUIREMENTS FOR GIVING NOTICE. Except as otherwise provided in this Agreement, all notices required or permitted by this Agreement shall be in writing, signed by or on behalf of the Person giving notice, and shall be deemed given (A) upon personal delivery to the addressee, (B) five (5) days following the date of deposit into United States certified mail, postage paid, return receipt requested, addressed to the Provided Address (as such term is hereinafter defined) of the addressee, or (C) on the next business day following the date of deposit, shipping charges paid, into United States Express Mail, Federal Express priority service or other nationally recognized overnight delivery service, addressed to the Provided Address of the addressee. The term "Provided Address" shall refer to the address last provided to the sending party by the addressee, using any of the above-referenced methods of giving notice; provided, however, that if no such notice of address shall have been given, the Provided Address shall be as set forth on Exhibit "B" attached hereto.


                               ARTICLE 17
                             MISCELLANEOUS

       17.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels all prior agreements with respect to such subject matter. Except as otherwise provided in Subsection 8.3(d), this Agreement shall be amended only in a writing executed by the General Partner and a Two-Thirds Majority in Interest of the Limited Partners.

       17.2  REMEDIES.

             (a) Upon the request of any party involved in any claim or controversy arising out of or relating to this Agreement or a breach hereof, such claim or controversy shall be submitted to nonbinding arbitration in accordance with the rules then obtaining in the State of Delaware of the American Arbitration Association (or any other form of arbitration mutually acceptable to the parties so involved).

             (b) Each party acknowledges and agrees that the remedy at law for the breach of any of the terms of this Agreement should be inadequate, and agrees and consents that temporary and permanent injunctive and other equitable relief including specific performance, may be granted in any proceeding that may be brought to enforce any provision hereof, without the necessity of proof of actual damage or inadequacy of legal remedy.

             (c) In addition to specific performance, either party shall be entitled to any other remedy allowable under the laws of the State of Delaware.

             (d) In the event of any litigation between the parties, the prevailing party shall be entitled to the payment of reasonable attorney's fees, including appellate attorney fees, and all court costs relating thereto.

             (e) Each Partner waives the benefit of all provisions of law now in effect or hereinafter enacted relating to actions for partition, and each Partner agrees that he will not resort to any actions of law or in equity to partition the Property or seek administration in respect thereof.

             (f) In order to secure the rights granted to the Partnership in Sections 12.4 and 12.5 of this Agreement, each Partner hereby pledges, assigns and grants to the Partnership a security interest in said Partner's entire Partnership Interest in the Partnership.

             (g) The Partners hereby agree to execute and deliver to the Partnership any and all financing statements or other documents that the Partnership may be required to file under applicable law in order to perfect the security interests granted in this Section 17.2.

       17.3 SECTION HEADINGS. The section and over headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

       17.4 GENDER AND NUMBER. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa.

       17.5 WAIVER OF DEFAULT. The waiver of any breach or default under any of the terms of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default.

       17.6 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       17.7 BENEFITS AND OBLIGATIONS. The covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and their respective legatees, heirs, personal representatives, administrators, successors and assigns. Any Person succeeding to the interest of a Partner shall succeed to all of such Partner's rights, interests, and obligations under this Agreement, subject to all the terms and conditions of this Agreement, except as set forth herein.

       17.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

       17.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts and all such counterparts collectively shall constitute an original Agreement, which may be evidenced by any one counterpart.

       IN WITNESS WHEREOF, the parties to this Agreement have executed and certified this Agreement of Limited Partnership as of the day and year first above written.


WITNESSES:                  GENERAL PARTNER:


                            IDI CORP., a Delaware corporation


________________            By: __ Jeffrey Safchik__
________________                    Jeffrey Safchik, President


                            LIMITED PARTNERS:

                            GREEN FAMILY INVESTMENTS, L.P., a
                            Delaware limited partnership, as its
                            general partner

________________            By: __ Jeffrey Safchik__
________________                    Jeffrey Safchik



________________            _Fredi Consolo__________________
                            FREDI CONSOLO


                            PACIFIC CAPITAL GROUP,INC., a
                            California corporation


__Linda M. McJia__          By: __ Abbott Brown____________
__Alice Fisher__                  Abbott Brown, Chief Financial
                                  Officer



__Michael Pocaterra__       __ Marshall Geller___________
_____________________       MARSHALL GELLER



                            BABY PIX PARTNERS, a California
                            general partnership

__Sherie M. Alread__        By: __ Gary Freedman___
__Deborah Koch__


                            LINCOLN MEADOWS ASSOCIATES, a
                            Colorado general partnership
                                BY: CHAD INVESTMENT TRUST,
                                as a general partner

___________________             __ Steven W. Farber__
___________________             Steven W. Farber
                                Trustee

                             SCHEDULE "A"
                       INITIAL LIMITED PARTNERS

Green Family Investments, L.P.
200 West 9th Street Plaza
P.O. Box 2105
Wilmington, Delaware 19899

Fredi Consolo
11414 North Bayshore Drive
North Miami, Florida 33181

Pacific Capital Group, Inc.
150 El Camino Drive, Suite 204
Beverly Hills, California 90212

Marshall Geller
c/o Geller and Friend Capital
1875 Century Park East, Suite 1770
Los Angeles, California 90067

Baby Pix Partners
23622 Calabasas Road
Suite 100
Calabasas, California 91302-1549

Lincoln Meadows Associates
c/o Brownstein Hyatt Farber & Strickland
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202

                        SCHEDULE "B"
           INITIAL SCHEDULE OF CONTRIBUTED ASSETS
                 AND PARTNERSHIP INTERESTS



GENERAL          ASSETS        PARTNERSHIP  INITIAL CAPITAL
PARTNER        CONTRIBUTED      INTERESTS      ACCOUNTS

IDI Corp.        $30,000            1%          $30,000


Limited Partners

Green            $1,095,000      36.5%       $1,095,000
Family
Investments, L.P.

Fredi Consolo    $300,000          10%         $300,000

Pacific          $900,000          30%         $900,000
Capital
Group, Inc.

Marshall         $250,000         8.3%         $250,000
Geller

Baby             $350,000        11.7%         $350,000
Pix Partners

Lincoln          $75,000          2.5%         $75,000
Meadows                          _____       _________
Associates

TOTAL                             100%       $3,000,000

                              SCHEDULE "C"
                       ADDRESSES OF THE PARTNERS



GENERAL PARTNER:

IDI CORP.
200 West 9th Street Plaza
P.O. Box 2105
Wilmington, Delaware  19899

LIMITED PARTNERS:

Green Family Investments, L.P.
200 West 9th Street Plaza
P.O. Box 2105
Wilmington, Delaware 19899

Fredi Consolo
11414 North Bayshore Drive
North Miami, Florida 33181

Pacific Capital Group, Inc.
150 El Camino Drive, Suite 204
Beverly Hills, California 90212

Marshall Geller
c/o Geller and Friend Capital
1875 Century Park East, Suite 1770
Los Angeles, California 90067

Baby Pix Partners
23622 Calabasas Road
Suite 100
Calabasas, California 91302-1549

Lincoln Meadows Associates
c/o Brownstein Hyatt Farber & Strickland
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80202

                            EXHIBIT "X"
                    NONRECOURSE PROMISSORY NOTE

                                                      Delaware

$________________                                   __________, 19__


       FOR VALUE RECEIVED, INTERNATIONAL DIGITAL INVESTORS, L.P. (the "Maker") does hereby promise to pay to _____________, or order (the "Holder"), the principal sum of ____________________ Dollars ($__________), together with simple interest from and after the date hereof until paid on the balance of principal thereof remaining from time to time unpaid, at the rate of ________ percent (_____%) per annum, which rate is equal to the Long-Term Applicable Federal Rate, with an Annual Period for compounding, for purposes of Section 1274(d) of the Internal Revenue Code of 1986, as amended, applicable for the date first set forth above, as published by the Internal Revenue Service, or the successor to such statutory rate. If the interest rate as calculated in accordance with the foregoing provisions exceeds the maximum rate of interest permitted by law during any period of this Note, the interest rate shall be an amount equal to the maximum interest rate permitted by law during such period of this Note. For purposes of this Note, the maximum rate permitted by law shall mean the maximum rate of interest that may be contracted for, charged, taken reserved or received under the laws of the State of Delaware or applicable federal law (whichever permits the higher rate) after taking into account, to the extent required by applicable law, any and all relevant payments or charges. All sums payable hereunder shall be payable at ______________________, Delaware, or at such other place or places as the Holder may direct from time to time, in such coin and currency as shall be at the time of payment legal tender for the payment of public and private debts in the United States of America.

      All interest that shall have accrued from time to time under this Note shall be paid in annual installments, commencing on the first anniversary date of this Note. The principal amount of this Note, together with all accrued but unpaid interest on the unpaid principal balance, shall be payable on the fifteenth anniversary date of this Note.

       This Note is subject to prepayment at any time or from time to time at the option of the Maker, either in whole or in part, without premium or penalty, each such partial prepayment to be applied first in payment of the interest accrued upon the principal balance hereof at the time outstanding and then in reduction of the principal balance hereof.

       Payment of this Note is secured by a pledge of the following described collateral:

       HERE FOLLOWS A DESCRIPTION OF THE PARTNERSHIP INTEREST
       PLEDGED AS SECURITY FOR THE NOTE.

       This Note is a nonrecourse note. Notwithstanding any other provision of this Note, the Holder shall look only to the collateral for payment of all sums due hereunder, and shall have no recourse against any funds, property or rights of the Maker.

       All past due and delinquent sums hereunder, both principal and interest, shall earn interest at the rate determined above until such sums have been paid.

       The entire unpaid principal balance of, and all accrued interest on, this Note shall become due and payable immediately upon the occurrence of both of the following: (A) default by the Maker in the payment of any installment of principal and/or accrued interest thereon as and when same becomes due and payable in accordance with the terms hereof, or the occurrence of an event of default as defined in any agreement entered into to provide security for the payment of this Note, and (B) the continuance of such default for a period of ten (10) days after receipt by the Maker of written notice of such default from the Holder.

       This Note shall be construed in accordance with and governed by the laws of the State of Delaware.

Executed this ______ day of __________, 19__.


                         MAKER:

                         INTERNATIONAL DIGITAL INVESTORS, L.P.


                         By: IDI CORP., GENERAL PARTNER


                            By: _____________________________
                                 Jeffrey Safchik, President


                            Address of Maker:

                             200 West 9th Street Plaza
                             P.O. Box 2105
                             Wilmington, Delaware  19899

                             EXHIBIT "Y"
                         SECURITY AGREEMENT


       THIS SECURITY AGREEMENT (this "Agreement"), dated this ___ day of __________, 19__, by and between INTERNATIONAL DIGITAL INVESTORS, L.P. (hereinafter called "Debtor"), with its principal offices at 200 West 9th Street Plaza, P.O. Box 2105, Wilmington, Delaware, 19899, and ________________ (hereinafter called "Secured Party") in his capacity as the holder of the Note (as defined below).

       1. Security Interest. For value received, Debtor hereby grants to Secured Party, upon the terms and conditions of this Agreement, a security interest in and to any and all present or future rights of Debtor in and to all of the following rights, interests and property (all of the following being herein sometimes called the "Collateral"):

             [DESCRIBE PARTNERSHIP INTEREST COLLATERAL]

       2. Partnership Agreement. This Agreement is being executed and delivered pursuant to the terms, conditions and requirements of the Agreement of Limited Partnership of International Digital Investors, L.P. (the "Partnership Agreement"), dated November ___, 1995, pursuant to which Secured Partner has sold certain Partnership Interest (as defined in the Partnership Agreement) to Debtor. The security interests herein granted ("Security Interests") shall secure full payment and performance of: (a) that certain Nonrecourse Promissory Note of even date herewith in the principal amount of $_______________ made by Debtor and payable to the order of Secured Party (such note and any notes given in modification, renewal, extension or substitution thereof being herein sometimes collectively referred to as the "Notes" and individually as the "Note"); and (b) the due and punctual observance and performance of each and every agreement, covenant and condition on Debtor's part to be observed or performed under this Agreement and the Note (all of which debts, duties, liabilities and obligations hereinbefore described and covered by this Agreement and the Note are hereinafter referred to as the "Obligation").

       3. Priority. Debtor represents and warrants that the Security Interests are first and prior security interests in and to all of the Collateral, subject to the following liens thereon or security interest therein in existence prior to the Debtor's acquisition of the Collateral:

        [DESCRIBE LIENS, AND IF THERE ARE NONE PUT "NONE"]

       4. Title to Collateral and Reserved Partnership Rights. Debtor represents and warrants to Secured Party that (a) Debtor is the owner of the Collateral; (b) no dispute, right of offset, counterclaim, or defense to the Security Interests exists with respect to all or any part of the Collateral; and (c) Debtor will defend the Collateral against the claims and demands of all persons other than any subordinate claims or liens acknowledged by Secured Party. Prior to the transfer of the Collateral pursuant to foreclosure, the Secured Party shall have no rights as an owner of partnership interest in the issuers of such Collateral, including the right to vote, dispose of or receive any distributions with respect to such Collateral. Following a transfer of the Collateral pursuant to foreclosure, the Secured Party shall have the rights of an assignee of partnership interest in the issuer of such Collateral, as provided under the Delaware Revised Uniform Limited Partnership Act, but shall not be a partner of the issuer of such Collateral unless admitted to partnership therein pursuant to the Agreement of Limited Partnership of said issuer.

       5. Debtor's Obligations. So long as the Note is outstanding, Debtor covenants and agrees with Secured Party (a) not to permit any material part of the Collateral to be levied upon under any legal process; (b) not to dispose of any of the Collateral without the prior written consent of Secured Party;
(c) to comply with all applicable federal, state and local statutes, laws, rules and regulations, the noncompliance with which could have a material and adverse effect on the value of the Collateral; and (d) to pay all taxes accruing after the Closing Date that constitute, or may constitute, a lien against the Collateral, prior to the date when penalties or interest would attach to such taxes; provided that Debtor may contest any such tax claim if done diligently and in good faith.

       6. Event of Default. As used herein, the term "Event of Default" shall include any or all of the following if same exist and remain uncorrected to the 10th day after written notice by Secured Party to Debtor that certifies such default:

             i. The assignment, voluntary or involuntary conveyance of legal or beneficial interest, mortgage, pledge or grant of a security interest in any of the Collateral; or

             ii. The filing or issuance of a notice of any lien, warrant for distraint or notice of levy for taxes or assessment against the Collateral (except for those that are being contested in good faith and for which adequate reserves have been created); or

             iii. Nonpayment of any installment of principal or interest upon the date same shall be due and payable under the terms of the Note; or

             iv. The entry of an order for relief as to Debtor under the United States Bankruptcy Code, Title 11 of the
       United States Code, whether arising in connection with voluntary or involuntary bankruptcy proceedings.

       7. Remedies. Upon the occurrence and during the continuation of an Event of Default as defined herein, Secured Party may, Secured Party may, at his option, exercise any and all rights and remedies that Secured Party may then have hereunder, under the Note or under the Uniform Commercial Code of the State of Delaware or of any other applicable jurisdiction (the "Code").

       8. Application of Proceeds by Secured Party. Any and all proceeds ever received by Secured Party from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy pursuant hereto shall be applied by Secured Party toward satisfaction of the Obligation; provided that any proceeds received by Secured Party under this Agreement in excess of those necessary to fully and completely satisfy the Obligation shall be distributed to Debtor.

       9. Acknowledgement of Nonrecourse Debt. Secured Party acknowledges that the debt owed by Debtor under the Note is nonrecourse in character and that exercise of Secured Party's full rights and remedies under this Agreement will exhaust all of Secured Party's rights arising from such debt and will discharge any and all obligations of Debtor hereunder and under the Note.

       10. Notice of Sale. Reasonable notification of the time and place of any pubic sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other persons entitled under the Code to notice; provided that if any of the Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party may sell, pledge, assign or otherwise dispose of the Collateral without notification, advertisement or other notice of any kind. It is agreed that notice sent or given not less than ten (10) calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purpose of this paragraph.

       11. Delivery of Notices. Any notice or demand required to be given hereunder shall be in writing and shall be deemed to have been duly given and received, if given by hand, when a writing containing such notice is received by the person to whom addressed or, if given by mail, five (5) business days after a certified or registered letter containing such notice, with postage prepaid, is deposited in the United States mails, addressed to:

If to Secured Party:         ______________________________
                             ______________________________
                             ______________________________


If to Debtor:                International Digital Investors, L.P.
                             200 West 9th Street Plaza
                             P.O. Box 2105
                             Wilmington, Delaware  19899

Any such address may be changed from time to time by serving notice to the other party as above provided. A business day shall mean a day of the week that is not a Saturday or Sunday or a holiday recognized by national banking associations.

       12.   Binding Effect. This Agreement shall be binding upon
Debtor, its successors and assigns, and shall inure to the benefit of Secured Party, his heirs, successors, assigns, executors, administrators, and personal or legal representatives.

       13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

       14. Severability. In the event that any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

       EXECUTED as of the day and year first herein set forth.


                                SECURED PARTY:



                                ADDRESS:





                                DEBTOR:

                                INTERNATIONAL DIGITAL INVESTORS,
                                 L.P.

                                 By: IDI CORP., General Partner


                                  By: _ Jeffrey Safchik, President_
                                      Jeffrey Safchik, President

                                  Address of Debtor:

                                  200 West 9th Street Plaza
                                  P.O. Box 2105
                                  Wilmington, Delaware 19899